Exhibit 23.2

Independent Auditors’ Consent

We consent to the use of our report dated February 4, 2008, with respect to the consolidated balance sheets of TCFS Holdings, Inc. and subsidiaries as of November 4, 2006 and November 3, 2007, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended November 3, 2007, incorporated herein by reference.

/s/ KPMG LLP

Dallas, Texas

June 13, 2008